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Exhibit 11(b)

                                  June 3, 2005

Columbia California Tax-Exempt Fund
c/o Columbia Funds Trust V
One Financial Center
Boston, Massachusetts 02111

Ladies and Gentlemen:

We consent to the filing of forms of the legal opinions our firm expects to deliver in connection with the proposed combination of Columbia California Tax-Exempt Fund, a series of Columbia Funds Trust V (the "Trust"), with Columbia Growth Fund, Inc. and Columbia Large Cap Core Fund, a series of the Trust, with Columbia Common Stock Fund, Inc. with and as part of the Registration Statement of the Trust on Form N-14 and to the references to our firm in each of the related prospectus/proxy statements under the caption "Federal Income Tax Consequences."

                                              Very truly yours,

                                              /s/ Ropes & Gray LLP

                                Ropes & Gray LLP